UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

(Amendment No. )

_________________________

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Inland Real Estate Income Trust, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 17, 2025

Dear Stockholder:

As we have previously disclosed, our board of directors has been reviewing strategic alternatives including the sale of Inland Real Estate Income Trust, Inc. (we or the Company). The board retained a financial advisor and through the financial advisor engaged in discussions with potential purchasers. Based on this engagement and subsequent follow-up review and discussion, the board has decided not to pursue the sale of the Company at this time. The board has asked our business manager to evaluate the Company’s business plan and related strategy and to consider and present alternatives and enhancements to this plan and strategy for board review. The goal is to increase assets and cash flow on an accretive basis as well as enhance our capital (primarily equity) and provide liquidity to stockholders over time.

To address upcoming debt maturities, the Company has closed on an amendment to its credit facility agreement that both extends the term of the agreement and increases the amount that may be drawn under the facility. We expect to repay maturing indebtedness secured by certain of our properties by drawing on the credit facility.

Further, on November 5, 2025, our board increased the size of the board from six to seven members and appointed Anthony Chereso, the chief executive officer and president of Inland, as a Class II director of the Company, effective immediately, and to serve until the 2026 Annual Meeting of stockholders.

Finally, the Company anticipates publishing an estimate of per share net asset value, or NAV, as of September 30, 2025, to assist broker-dealers in satisfying their obligations to report values on customer account statements. We are targeting publishing the NAV during the second week of December. Please visit our website at inland-investments.com/inland-income-trust/2025-nav or simply scan the QR code below to obtain the new NAV as soon as it is available.

We appreciate your investment and remain steadfast in our belief that the Company’s future is solid. Should you have any questions, please do not hesitate to contact your financial professional or our Investor Services team at 866-My-Inland (866-694-6526).

Sincerely,

INLAND REAL ESTATE INCOME TRUST, INC.

Mark Zalatoris

President and Chief Executive Officer

Cautionary Note Regarding Forward-Looking Statements

This letter contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as "potential”, “may", “can”, "would", “will”, "expect", "intend", "estimate", "anticipate", "plan", "seek", "appear”, or "believe". Such statements reflect the current view of Inland Income Trust with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to general economic, stock market and commercial real estate market conditions, competition with our tenants from internet businesses, unforeseen events affecting the commercial real estate industry, retail real estate, or particular markets, and other factors detailed under Risk Factors in our most recent Form 10-K for the year ended December 31, 2024 filed on March 5, 2025 and subsequent reports on Form 10-Q filed with the Securities and Exchange Commission.

Although Inland Income Trust believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Inland Income Trust undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to Inland Income Trust or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

Trademarks

The Inland name and logo are registered trademarks being used under license. Inland refers to some or all of the entities that are part of The Inland Real Estate Group of Companies, Inc., one of the nation’s largest commercial real estate and finance groups, which is comprised of independent legal entities, some of which may be affiliates, share some common ownership or have been sponsored and managed by such entities or subsidiaries thereof. Inland has been creating, developing and supporting real estate-related companies for more than 50 years.